Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Amendment No. 1 to Form S-4 of Therapeutics Acquisition Corp. of our report dated March 15, 2021 (except for Notes 11 and 12, as to which the date is April 30, 2021), with respect to our audits of the consolidated financial statements of POINT Biopharma, Inc. and Subsidiaries (the "Company"), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2020 and for the period from September 18, 2019 (inception) through December 31, 2019, and the related notes to the consolidated financial statements. We also consent to the reference of our firm under the heading "Experts" in this Registration Statement.

/s/ ArmaninoLLP
San Jose, California

April 30, 2021